EXHIBIT NO. 11
                    COMPUTER PRODUCTS, INC. AND SUBSIDIARIES
                  COMPUTATION OF PER SHARE EARNINGS - PRIMARY
                     FOR THE YEARS ENDED THE FRIDAY NEAREST
                        DECEMBER 31, 1994, 1993 AND 1992
                             (AMOUNTS IN THOUSANDS)

                                           1994         1993        1992
Weighted average shares outstanding        20,229      20,097      19,950

Net effect of dilutive stock options -
 based on the treasury stock method
 using average market price.                  700         677       1,053
                                           ------      ------      ------
Weighted average number of common
 and equivalent shares outstanding         20,929      20,774      21,003
                                           ======      ======      ======


                    COMPUTER PRODUCTS, INC. AND SUBSIDIARIES
               COMPUTATION OF PER SHARE EARNINGS - FULLY DILUTED
                     FOR THE YEARS ENDED THE FRIDAY NEAREST
                        DECEMBER 31, 1994, 1993 AND 1992
                  (AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

                                                1994        1993       1992
Shares outstanding                              20,303     20,141      19,973

Net effect of dilutive stock options -
based on the treasury stock method using
the greater of month end market price or
average market price                             1,063        677       1,053

Assumed conversion of convertible
subordinated debentures                          7,218      7,329       7,329
                                                ------     ------      ------
Totals                                          28,584     28,147      28,355
                                                ======     ======      ======
                 * * * * *

Income after taxes                              $6,059    $   597      $2,002




Add convertible debenture interest and
amortization, net of applicable federal
income taxes                                     2,260      2,064       2,157
                                               -------    -------     -------
                                                $8,319     $2,661      $4,159
                                               =======    =======     =======
Per share amounts                               $ 0.29     $ 0.09      $ 0.15
                                               =======    =======     =======

Net income                                      $6,059     $2,867      $2,676

Add convertible debenture interest and
amortization, net of applicable federal
income taxes                                     2,260      2,064       3,140
                                               -------    -------     -------
                                                $8,319     $4,931      $5,816
                                               =======    =======     =======
Per share amounts                               $ 0.29     $ 0.18      $ 0.21
                                               =======    =======     =======
<F/N>
This calculation is submitted in accordance with Regulation S-K Item 601(b)(1), although it is contrary to paragraph 40 of APB Opinion No. 15 because it produces an antidilutive result.